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FRIDAY JANUARY 15, 10:00 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: SANTA FE GAMING CORPORATION

SANTA FE GAMING CORP. AND PIONEER FINANCE CORP. ANNOUNCE FILING OF INVOLUNTARY BANKRUPTCY PETITIONS IN CONNECTION WITH 13 1/2% FIRST MORTGAGE NOTES

LAS VEGAS, Jan. 15 /PRNewswire/ -- Santa Fe Gaming Corporation (Amex: SGM - news), a diversified gaming company headquartered in Las Vegas, announced today that on January 14, 1999, involuntary petitions were filed under the United States Bankruptcy Code against Santa Fe Gaming Corporation, and its special purpose subsidiary, Pioneer Finance Corp. ("PFC"), by holders of PFC's 13 1/2% First Mortgage Notes due December 1, 1998 (the "13 1/2% Notes").

Management believes the involuntary petitions against PFC and the Company will not affect day to day operations of the Pioneer Hotel & Gambling Hall, Laughlin, Nevada or at the Company's Santa Fe Hotel & Casino in Northwest Las Vegas.

In November 1998, PFC accepted consents from holders of approximately 75% of the $60 million principal amount of outstanding 13 1/2% Notes, pursuant to which PFC agreed to file for relief under chapter 11 of the United States Bankruptcy Code and to seek confirmation of a plan of reorganization that will permit the issuance of amended 13 1/2% Notes in a manner substantially the same as described in the consent solicitation, as amended, distributed to the holders of the 13 1/2% Notes. Consenting holders agreed under certain conditions to forbear until December 2000 from exercising rights or remedies arising as a result of the failure by PFC to pay principal and interest at maturity and to vote to accept the PFC plan of reorganization.

On Monday, January 4, 1999 Hudson Bay Partners ("HBP"), contacted and advised the Company that it is the holder of approximately $4.7 million of the 13 1/2% Notes and did not consent to the solicitation. HBP delivered to the Company a proposal for treatment of its 13 1/2% Notes in a manner that is inconsistent with the terms agreed to by the consenting holders. The Company advised HBP that it was reviewing its alternatives and would not take action with respect to the HBP proposal at this time. Thereafter, HBP and two other holders of the 13 1/2% Notes filed the involuntary bankruptcy petitions before the United States Bankruptcy Court for the District of Nevada. HBP has advised the Company that it is affiliated with Crescent Real Estate Equities LP.

The Company does not believe that HBP and the other two petitioning creditors complied with the requirements of the Bankruptcy Code for the commencement of an involuntary case and intends to seek such damages as provided by the Bankruptcy Code which may include costs or reasonable attorneys fees and in the event the petition was filed in bad faith, for all damages caused by such a filing or punitive damages.



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This press release contains forward-looking statements which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the year ended September 30, 1998.

Santa Fe Gaming Corporation owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada. In addition, the Company holds several real estate parcels for future development within or in the area surrounding Las Vegas, Nevada.

SOURCE: SANTA FE GAMING CORPORATION